Settlement Agreement

This Settlement Agreement (the "Agreement") is entered into between MJ Holdings Inc ("MJ Holdings") and MKC Development Group, LLC ("MKC Development") (collectively referred to as "the Parties") on May 24, 2023.

1. Termination of Contract

   1.1 The Parties mutually agree to terminate the "Cultivation Management and Sales Agreement" (the "Agreement") entered into on January 22, 2021, effectively terminating all rights, obligations, and responsibilities set forth therein.

   1.2 With the termination of the Agreement, both Parties shall be released from any further claims, liabilities, or obligations arising from the Agreement, except as explicitly stated in this Settlement Agreement.

2. Refund of Payment

   2.1 As part of this settlement, MJ Holdings agrees to refund the sum of $310,000 to MKC Development. This amount represents 50% of the total payment made by MKC Development to MJ Holdings under the terminated Agreement.

   2.2 The refund payment shall be made within one year following the effective date of this Agreement, and shall be made via cash and/or wire transfer to the designated account provided by MKC Development.

   2.3 If the refund payment is not received in full within the one-year period stated in this Agreement, the refund amount will be adjusted to $620,000, representing the full payment made by MKC Development under the terminated Agreement.

3. Release of Claims

   3.1 Upon receipt of the refund payment by MKC Development, both Parties hereby release each other from any and all claims, demands, actions, causes of action, suits, liabilities, and obligations, whether known or unknown, arising out of or related to the terminated Agreement.

4. Confidentiality

   4.1 Both Parties agree to maintain the confidentiality of this Agreement and its terms. Neither Party shall disclose any details of this Agreement to any third parties, except as required by law or with the express written consent of the other Party.

5. Entire Agreement

   5.1 This Agreement constitutes the entire understanding and agreement between the Parties concerning the subject matter herein and supersedes any prior discussions, negotiations, or agreements, whether written or oral.

6. Electronic Signatures

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6.1 The Parties agree that electronic signatures, whether digital or scanned, shall have the same legal effect as original signatures, and that the Agreement may be executed in counterparts.

7. Governing Law and Jurisdiction

7.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Any disputes arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Nevada.

7.2 In the event of any legal action or proceeding to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney fees and costs incurred in connection with such action or proceeding.

In witness whereof, the Parties hereto have executed this Settlement Agreement as of the date first written above.

Signature and Date for MJ Holdings Inc:

DocuSigned by:
Tom Valenzuela
821B77BF6A5E4E6...

5/25/2023

Tom Valenzuela

Interim Chairman of the board

DocuSigned by:
Tim
9F74B134?6D44FF...

5/25/2023

Tim Luff

Director

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DocuSigned by:
Christopher Reasonover
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5/25/2023

Christopher Reasonover

Director

Signature and Date for MKC Development Group, LLC:

DocuSigned by:
9995254BC1EF400...

5/25/2023

Chris Voong

Owner

DocuSigned by:
4A828382D9684BA...

5/25/2023

Jiang Hui He

Owner

Please remember that it's important to review the revised contract, including the added clauses, with a legal professional to ensure it meets your specific requirements and complies with the applicable laws of your jurisdiction.

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